Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Fourth Quarter Revenues and Profits

Company Achieves Record Annual Revenues

January 31, 2013, Bellevue, Washington – “PACCAR reported record revenues for 2012 and its 74th consecutive year of net profit. PACCAR’s annual revenues of $17.05 billion were the highest in company history and the $1.11 billion of net income was the fourth best in our history,” said Mark Pigott, chairman and chief executive officer. “PACCAR’s financial results reflect the company’s premium-quality products and services, the benefits of increased geographic diversification, excellent aftermarket parts business and record PACCAR Financial Services performance. I am very proud of our 21,800 employees who have delivered outstanding industry-leading products and services.”

“PACCAR’s strong balance sheet and operating cash flow of $1.52 billion in 2012 enabled the company to deliver many new products, enhance manufacturing efficiency and expand globally,” said Ron Armstrong, president. “PACCAR launched more new trucks in 2012 than in any other year. The Kenworth T680, the Peterbilt Model 579 and the DAF XF Euro 6 are the result of a $1 billion, multi-year program to design and develop the highest quality, most efficient trucks in the industry,” added Armstrong. “We are pleased that DAF achieved record share in the European above 16-tonne market and Kenworth and Peterbilt achieved record share in the Class 8 market in North America.”

Revenues, Net Income and Dividends

PACCAR achieved record revenues of $17.05 billion in 2012 compared to revenues of $16.36 billion in 2011. PACCAR reported net income of $1.11 billion in 2012 compared to $1.04 billion earned last year. PACCAR’s 2012 earnings per diluted share (EPS) of $3.12 increased by nine percent versus 2011 EPS of $2.86. Fourth quarter net sales and financial service revenues were $3.99 billion compared to $4.85 billion for the comparable period in 2011. PACCAR earned $253.5 million ($.72 per diluted share) for the fourth quarter of 2012 compared to $327.7 million ($.91 per diluted share) in the fourth quarter of 2011.

PACCAR declared cash dividends of $1.58 per share during 2012, including a fourth quarter special dividend of $.80 per share. Total dividends declared in 2012 increased by 22 percent compared to 2011. PACCAR has paid a dividend every year since 1941. PACCAR’s total shareholder return was 25.1 percent during 2012.

Business Highlights – 2012

•	PACCAR delivered 140,400 vehicles worldwide and introduced the Kenworth T680, Peterbilt Model 579 and DAF XF Euro 6.

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PACCAR continued to expand its geographic footprint by beginning construction of a new DAF assembly plant in Brasil, generating record sales in Russia and delivering over 6,000 trucks to the Andean region of South America.

•	PACCAR invested $790.3 million in capital projects and research and development.

•	PACCAR was ranked 20th in InformationWeek magazine’s 2012 Top 500 company listing.

•	The DAF CF85 earned the U.K.’s Motor Transport award for “Fleet Truck of the Year” for the eleventh time.

•	The Peterbilt Model 210 and Model 587 earned the American Truck Dealers Medium- and Heavy-Duty Commercial Truck of the Year awards.

•	Kenworth Trucks ranked highest in the J.D. Power Heavy Duty Dealer Service Customer Satisfaction Studysm* for the second consecutive year.

•	Leyland Trucks was honored with the Manufacturing Leadership Award for Operational Excellence in the annual Manufacturing Excellence Awards.

•	PACCAR has implemented 19,300 Six Sigma projects since 1997.

New Peterbilt Model 579 and New Kenworth T680

Stock Repurchase Update

During 2012, PACCAR repurchased 4.19 million of its common shares for $162.1 million. Under the current Board of Directors resolution authorizing $300 million of stock repurchases, PACCAR has repurchased 4.99 million shares for $192.0 million. “PACCAR’s excellent net profits and strong cash flow make the company’s shares an attractive long-term investment. The stock repurchase program reflects the Board’s confidence in PACCAR’s successful global business growth,” said Bob Christensen, PACCAR chief financial officer and executive vice president. PACCAR’s shareholder return averaged 16.2 percent per year in the last ten years, compared to the S&P 500 Index average annual return of 7.1 percent for the same period.

Financial Highlights – Fourth Quarter 2012

•	Consolidated sales and revenues of $3.99 billion.

•	Net income of $253.5 million.

•	Cash generated by operations of $602.4 million.

•	Financial Services pretax income of $78.7 million.

•	Research and development expenses of $66.4 million.

•	Capital investments of $156.8 million.

•	Manufacturing cash and marketable securities of $2.4 billion at December 31, 2012.

Financial Highlights – Full Year 2012

•	Record consolidated sales and revenues of $17.05 billion.

•	Net income of $1.11 billion.

•	Cash provided from operations of $1.52 billion.

•	Record Financial Services pretax income of $307.8 million on assets of $10.80 billion.

•	Capital investments of $511.0 million.

•	Research and development expenses of $279.3 million.

•	Medium-term note (MTN) issuances of $2.16 billion.

•	Dividend declarations and share repurchases of $722.0 million.

•	Record year-end shareholders’ equity of $5.85 billion at December 31, 2012.

Global Truck Market Update

“In 2012, DAF achieved a record European market share of 16.0 percent in the above 16-tonne market, the highest share in its 84-year history. DAF is the market leader in the European tractor segment as fleets recognize DAF’s product quality leadership, low operating costs and excellent resale value,” said Harrie Schippers, DAF president. “Industry sales above 16-tonnes in Western and Central Europe were 222,000 units in 2012. It is estimated that industry sales in the above 16-tonne truck market in Europe in 2013 will be in a range of 210,000-250,000 units as some customers are expected to purchase Euro 5 vehicles ahead of the introduction of the Euro 6 emission requirement in 2014. Production of the new DAF XF with the new PACCAR MX-13 Euro 6 engine will commence in spring 2013. The new products strengthen DAF’s position as the leading provider of integrated transport solutions,” added Schippers.

New DAF XF Euro 6 Truck Powered by the PACCAR MX-13 Engine

“Class 8 industry retail sales in the U.S. and Canada improved to 225,000 units in 2012 compared to 197,000 in 2011,” said Dan Sobic, PACCAR executive vice president. “Our customers are benefiting from good freight tonnage and freight rates. In 2012, PACCAR achieved a record Class 8 retail market share in the U.S. and Canada of 28.9 percent as customers benefited from Kenworth and Peterbilt vehicles’ low operating cost. Estimates for U.S. and Canada truck industry Class 8 retail sales in 2013 are in the range of 210,000-240,000 units, driven by ongoing replacement of the aging fleet and the overall growth in the economy,” added Sobic.

South American Expansion

PACCAR continued construction of its new 300,000-square-foot DAF assembly facility in Ponta Grossa, Brasil. “Brasil is a major truck market with industry sales above six tonnes expected to increase in 2013 to over 140,000 units. The DAF product range offers premium quality, low operating costs, excellent driveability and maneuverability, and the industry-leading PACCAR MX engine,” said Marco Davila, DAF Brasil president. “The production of DAF trucks in Brasil in late 2013 is an exciting development which will add to PACCAR’s sales in South America.”

PACCAR’s Kenworth vehicles have earned a significant market share in many South American countries in the Andean region for over 40 years. “PACCAR delivered over 6,000 trucks in the Andean region of South America in 2012,” said Sam Means, PACCAR vice president.

Russia Expansion

“DAF and Kenworth delivered 2,700 trucks to Russian customers in 2012, an increase of 80 percent versus 2011,” said Ron Bonsen, DAF director of sales. “PACCAR Parts established a Parts Distribution Center (PDC) in Moscow in late 2011 which supports our growing dealer network of 29 sales and service locations.”

PACCAR in Asia

PACCAR’s Shanghai office concentrates on component purchases for production and aftermarket operations. “China is the largest truck market in the world and PACCAR is benefiting from its increased presence in the region,” said Dan Sobic, PACCAR executive vice president. “DAF is the third largest truck manufacturer in the above 16-tonne segment in Taiwan with a 10.4 percent market share. During 2012, DAF began its LF vehicle assembly joint venture in Taiwan.”

PACCAR Parts Achieves Strong Performance

“PACCAR’s aftermarket parts business achieved excellent revenue in 2012,” said Bob Christensen, chief financial officer and PACCAR executive vice president. “The ongoing growth in PACCAR’s aftermarket part sales has been driven by investment in parts processes and distribution, technology and products, including the emergence of our global TRP brand. The company will begin reporting the Parts division as a separate segment in PACCAR’s 2012 annual report,” added Christensen.

“Improving truck utilization and an aging North American truck fleet are helping to generate excellent parts and service business. PACCAR utilizes 15 strategically located parts distribution centers supported by over 1,900 DAF, Kenworth and Peterbilt dealer locations to deliver industry-leading customer service,” said Darrin Siver, PACCAR Parts general manager and PACCAR vice president. “A new 280,000-square-foot distribution center in Eindhoven, the Netherlands, is due to open in April 2013 to enhance support to DAF customers and dealers in Europe.”

PACCAR’s Parts Distribution Center in Eindhoven is due to open in April 2013

PACCAR Engines

In December 2012, PACCAR received certification from the U.S. Environmental Protection Agency (EPA) for its range of proprietary engines for 2013. The California Air Resources Board (CARB) also certified PACCAR engines for the 2013 on-board diagnostics (OBD) requirement. “PACCAR has installed over 30,000 MX engines in Kenworth and Peterbilt trucks in North America since the start of production in 2010. The PACCAR MX-13 engines include a new high pressure common rail fuel injection system, enhanced on-board diagnostics and an expanded rating of 500 hp,” said Craig Brewster, PACCAR vice president.

Increased Capital Investments

In 2012, capital investments of $511.0 million and research and development expenses of $279.3 million were invested in global expansion initiatives, to enhance manufacturing efficiency, and accelerate new PACCAR product development. PACCAR’s capital investments in 2013 are focused on the completion of the DAF factory in Brasil. “Capital investments are projected to be $400-$500 million and research and development expenses are estimated at $225-$275 million in 2013,” said George West, PACCAR vice president. “Kenworth, Peterbilt and DAF are designing new products and services to enable our customers to continue to improve profitability of their businesses.”

Environmental Leadership

PACCAR continues to be a leader in the market for natural gas powered vehicles. Kenworth and Peterbilt have been manufacturing trucks powered by liquefied natural gas (LNG) and compressed natural gas (CNG) since 1996. PACCAR produced over 1,400 natural gas powered vehicles in 2012, earning a 40 percent share of the U.S. heavy-duty truck natural gas market. Kenworth and Peterbilt trucks provide a wide range of vehicle solutions for over-the-road, regional and vocational applications and are currently available with either 9-liter or 15-liter natural gas engines. “PACCAR’s natural gas engine platforms offer an efficient and clean technology that benefits customers in a wide range of applications,” commented Craig Brewster, PACCAR vice president.

Financial Services Companies Achieve Excellent Results

PACCAR Financial Services (PFS) finances a portfolio of 154,000 trucks and trailers, with total assets of $10.80 billion. PacLease, a major full-service truck leasing company in North America and Europe with a fleet of 34,000 vehicles, is included in this segment. “During the fourth quarter and full-year 2012, profit increased due to growth in portfolio balances,” said Bob Bengston, PACCAR vice president. Fourth quarter pretax income was $78.7 million compared to the $67.4 million earned in the fourth quarter of 2011. Fourth quarter revenues were $297.8 million compared to $266.2 million in the same quarter of 2011. For the full year, revenues were $1.10 billion compared to $1.03 billion in 2011 and pretax income was $307.8 million in 2012 compared to $236.4 million a year ago.

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 23 countries on four continents,” said Todd Hubbard, PACCAR Financial Corp. president. “A growing asset base and excellent portfolio performance are generating improved earnings.”

PACCAR Financial Services had excellent access to the debt markets in 2012, issuing $2.16 billion in two-, three- and five-year term notes during the year. “Strong investor demand for PACCAR’s debt securities is a result of PACCAR’s consistent profitability, excellent cash flow and strong balance sheet,” said Robin Easton, PACCAR treasurer. “PFS borrows at competitive rates which gives our customers an advantage in the marketplace.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter earnings on January 31, 2013, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through February 10, 2013.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*	J.D. Power and Associates 2012 Heavy-Duty Truck Customer Satisfaction Studysm. For more information please go to www.jdpower.com.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Truck, Parts and Other:
Net sales and revenues	$3,699.2	$4,587.6	$15,951.7	$15,325.9
Cost of sales and revenues (a)	3,247.4	3,994.4	13,908.3	13,341.8
Research and development	66.4	72.3	279.3	288.2
Selling, general and administrative	114.2	121.3	476.4	452.9
Interest and other (income) expense, net	(.1)	3.6	(.3)	10.7

Truck, Parts and Other Income Before Income Taxes	271.3	396.0	1,288.0	1,232.3

Financial Services:
Revenues	297.8	266.2	1,098.8	1,029.3
Interest and other	189.9	167.4	675.8	657.5
Selling, general and administrative	24.4	22.2	95.2	94.0
Provision for losses on receivables	4.8	9.2	20.0	41.4

Financial Services Income Before Income Taxes	78.7	67.4	307.8	236.4
Investment income	8.2	9.3	33.1	38.2

Total Income Before Income Taxes	358.2	472.7	1,628.9	1,506.9
Income taxes	104.7	145.0	517.3	464.6

Net Income	$253.5	$327.7	$1,111.6	$1,042.3

Net Income Per Share:
Basic	$.72	$.91	$3.13	$2.87

Diluted	$.72	$.91	$3.12	$2.86

Weighted Average Shares Outstanding:
Basic	353.6	358.3	355.1	363.3

Diluted	354.3	359.1	355.8	364.4

Dividends declared per share	$1.00	$.88	$1.58	$1.30

(a)	The fourth quarter 2012 includes the benefit of a $12.7 million reduction in cost of sales related to the capitalization of new product tooling that had been expensed in the first nine months of 2012. The positive effect on net income for the fourth quarter was $9.0 million ($0.03 per share).

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	December 31 2012	December 31 2011
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,395.9	$2,900.7
Trade and other receivables, net	902.1	977.8
Inventories	782.4	710.4
Property, plant and equipment, net	2,312.9	1,973.3
Equipment on operating lease and other	1,439.0	1,209.1
Financial Services Assets	10,795.5	9,401.4

	$18,627.8	$17,172.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,651.3	$3,846.7
Long-term debt	150.0	150.0
Financial Services Liabilities	8,979.6	7,811.6
STOCKHOLDERS’ EQUITY	5,846.9	5,364.4

	$18,627.8	$17,172.7

Common Shares Outstanding	353.4	356.8

GEOGRAPHIC REVENUE DATA

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
United States and Canada	$2,179.2	$2,773.6	$9,739.7	$8,792.9
Europe	1,121.1	1,347.5	4,282.3	5,104.0
Other	696.7	732.7	3,028.5	2,458.3

	$3,997.0	$4,853.8	$17,050.5	$16,355.2

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Twelve Months Ended December 31	2012	2011
OPERATING ACTIVITIES:
Net income	$1,111.6	$1,042.3
Depreciation and amortization:
Property, plant and equipment	188.8	196.5
Equipment on operating leases and other	512.1	477.3
Net increase in wholesale receivables on new trucks	(6.5)	(551.1)
Net increase in sales-type finance leases and dealer direct loans on new trucks	(186.6)	(141.3)
All other operating activities	(100.4)	568.9

Net Cash Provided by Operating Activities	1,519.0	1,592.6

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(515.4)	(340.7)
Acquisition of equipment for operating leases	(1,288.0)	(1,306.6)
Net increase in financial services receivables	(836.9)	(629.0)
Net increase in marketable securities	(280.6)	(471.8)
All other investing activities	332.9	329.1

Net Cash Used in Investing Activities	(2,588.0)	(2,419.0)

FINANCING ACTIVITIES:
Cash dividends paid	(809.5)	(217.4)
Purchase of treasury stock	(162.1)	(337.6)
Stock compensation transactions	13.9	10.9
Net increase in debt	1,167.2	1,490.2

Net Cash Provided by Financing Activities	209.5	946.1
Effect of exchange rate changes on cash	25.2	(53.8)

Net (Decrease) Increase in Cash and Cash Equivalents	(834.3)	65.9
Cash and cash equivalents at beginning of period	2,106.7	2,040.8

Cash and cash equivalents at end of period	$1,272.4	$2,106.7